SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 7)

Benihana Inc.
(Name of Issuer)
Class A Common Stock
(Title of Class of Securities)
082047200
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ ☒ ☐	Rule 13d-1(b) Rule 13d-1(c) Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 082047200	13G/A	Page 2 of 12 Pages

1	NAME OF REPORTING PERSON: Andreeff Equity Advisors, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		587,955
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		587,955

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	587,955

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.02%

12	TYPE OF REPORTING PERSON*

	IA, CO

CUSIP No. 082047200	13G/A	Page 3 of 12 Pages

1	NAME OF REPORTING PERSON: Dane Andreeff

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Canada

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		587,955
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		587,955

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	587,955

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	6.02%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 082047200	13G/A	Page 4 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Capital I, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		477,602
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		477,602

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	477,602

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	4.89%

12	TYPE OF REPORTING PERSON*
	CO, HC

CUSIP No. 082047200	13G/A	Page 5 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		415,791
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		415,791

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	415,791

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	4.26%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 082047200	13G/A	Page 6 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Partners I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		44,241
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		44,241

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	44,241

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.45%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 082047200	13G/A	Page 7 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Offshore, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)
(b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		110,353
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		110,353

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	110,353

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	1.13%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 082047200	13G/A	Page 8 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery I, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		15,759
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		15,759

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	15,759

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.16%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 082047200	13G/A	Page 9 of 12 Pages

1	NAME OF REPORTING PERSON: Maple Leaf Discovery, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,811
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,811

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,811

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.02%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 082047200	13G/A	Page 10 of 12 Pages

ITEM 1(a).      NAME OF ISSUER:

                         Benihana Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

8685 NW 53rd Terrace
Miami, FL 33166

ITEM 2(a).      NAME OF PERSON FILING:

                         This Schedule 13G/A is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Andreeff Equity Advisors, L.L.C. (“AEA”)
(ii)	Dane Andreeff
(iii)	Maple Leaf Capital I, L.L.C. (“Capital”)
(iv)	Maple Leaf Partners, L.P. (“MLP”)
(v)	Maple Leaf Partners I, L.P. (“MLPI”)
(vi)	Maple Leaf Offshore, Ltd. (“MLO”)
(vii)	Maple Leaf Discovery I, LP (“MLDI”)
(viii)	Maple Leaf Discovery, LP (“MLD”)

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                         The principal business office of the Reporting Persons filing this Schedule 13G/A is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459.

ITEM 2(c).      CITIZENSHIP:

(i)	AEA:	a Delaware limited liability company
(ii)	Dane Andreeff:	Canada
(iii)	Capital	a Delaware limited liability company
(iv)	MLP	a Delaware limited partnership
(v)	MLPI	a Delaware limited partnership
(vi)	MLO	a Cayman Islands exempted company
(vii)	MLDI	a Delaware limited partnership
(viii)	MLD	a Delaware limited partnership

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

Class A Common Stock

ITEM 2(e).      CUSIP Number:

082047200

CUSIP No. 082047200	13G/A	Page 11 of 12 Pages

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS:    One of the following

                        Not applicable.

ITEM 4.        OWNERSHIP:

                        The information in items 1 and 5 through 11 on the cover pages (pp. 2-9) on this Schedule 13G/A is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.☐

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Not applicable.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. (“AEA”) and Maple Leaf Capital I, L.L.C. (“Capital”).  AEA is the Investment Adviser and Capital is the General Partner of the following limited partnerships, which collectively own less than 5% of the issuer’s securities:

(i)            Maple Leaf Partners, L.P;
(ii)           Maple Leaf Partners I, L.P.;
(ii)           Maple Leaf Discovery, LP; and
(iii)          Maple Leaf Discovery I, LP.

AEA is the Investment Adviser and Mr. Andreeff is the Director of Maple Leaf Offshore, Ltd., which owns less than 5% of the issuer’s securities.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                        See “Reporting Persons” identified above in Item 2(a).

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

CUSIP No. 082047200	13G/A	Page 12 of 12 Pages

ITEM 10.       CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 14, 2011

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Director

MAPLE LEAF DISCOVERY, LP* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, LP* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member Andreeff Equity Advisors, L.L.C.	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

EXHIBIT A

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a statement on Schedule 13G and all amendments thereto with respect to the Class A Common Stock of Benihana Inc. beneficially owned by each of them, and the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated:	February 14, 2011

MAPLE LEAF PARTNERS, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff *	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

ANDREEFF EQUITY ADVISORS, L.L.C.* By: Dane Andreeff	MAPLE LEAF PARTNERS I, L.P.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.

MAPLE LEAF CAPITAL I, L.L.C.* By: Dane Andreeff	MAPLE LEAF OFFSHORE, LTD.* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member	Name: Dane Andreeff Title: Director

MAPLE LEAF DISCOVERY, LP* By: Dane Andreeff	MAPLE LEAF DISCOVERY I, LP* By: Dane Andreeff
/s/ Dane Andreeff	/s/ Dane Andreeff
Name: Dane Andreeff * Title: Managing Member Andreeff Equity Advisors, L.L.C.	Name: Dane Andreeff Title: Managing Member Andreeff Equity Advisors, L.L.C.